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                                                                    EXHIBIT 99.1

                   [LETTERHEAD OF VARCO INTERNATIONAL, INC.]


          ORANGE, CALIFORNIA, NOVEMBER 6, 1997. . . Varco International, Inc. (NYSE:VRC) announced today that it Board of Directors has declared a two-for-one stock split of its Common Stock. The stock split is payable on December 4, 1997 to shareholders of record at the close of business on November 20, 1997.

          Varco also announced that it has adopted a Shareholder Rights Plan pursuant to which its Board of Directors has declared a dividend of one Preferred Stock Purchase Right for each share of the Company's Common Stock. The dividend is payable on November 25, 1997 to shareholders of record at the close of business on that date. The Rights will become exercisable only if, without the prior approval of the Board, a person or group acquires 15% or more of Varco's Common Stock or announces a tender or exchange offer, the consummation of which would result in ownership by a person or group of 15% or more of the Common Stock.

          Although the Rights Plan was not adopted in response to any specific offer or threat of takeover, George Boyadjieff, President and Chief Executive Officer of Varco, said that "the Rights Plan is similar to rights plans in effect at a large number of other public companies and is designed to protect Varco's shareholders from any unfair or coercive takeover attempt."

          Each Right will entitle its holder to purchase one one-thousandth of a share of a new series of the Company's Preferred Stock at an exercise price of $140.00, which takes the two-for-one stock split into account. If a person or group acquires 15% or more of the Company's outstanding Common Stock, each Right will entitle its holder (other than the acquiring person or group) to purchase at the Right's then-current exercise price, a number of shares of Varco Common Stock (or in certain circumstances, cash, property or other securities) having a market value equal to twice the exercise price. In addition, if at any time after such an acquisition, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, each outstanding Right will entitle its holder (other than the acquiring person or group) to purchase, at the Right's then-
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current exercise price, a number of the acquiring person's common shares having a market value equal to twice the exercise price.

          Following the acquisition by a person or group of beneficial ownership of 15% or more of the Company's Common Stock and prior to an acquisition of 50% or more of the Common Stock, the Board of Directors may exchange the Rights (other than Rights owned by the acquiring person or group), in whole or in part, at an exchange ratio of one share of Common Stock (or in certain circumstances, cash, property or other securities) per Right.

          Prior to the acquisition by a person or group of beneficial ownership of 15% or more of the Company's Common Stock, the Rights are redeemable for one cent per Right at the option of the Board of Directors.

          The Rights will expire on November 5, 2007 unless previously redeemed or exchanged. Additional information regarding the Rights Plan is contained in a "Summary of Rights" which will be distributed to Varco's shareholders of record as of November 25, 1997. The Rights distribution is not taxable to shareholders.

          Varco International, Inc. is a leader in the design and manufacture of drilling equipment and machinery and rig instrumentation for oil and gas well drilling worldwide.


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